Exhibit 10.1

AMENDMENT #1 TO THE KRONOS INCORPORATED

2002 STOCK INCENTIVE PLAN

The 2002 Stock Incentive Plan, as amended and restated (the “2002 Plan”), of Kronos Incorporated (the “Company”) is hereby amended as follows (capitalized terms used herein and not defined herein shall have the respective meaning ascribed to such terms in the 2002 Plan):

1.	The following subsection (e) shall be added to Section 6:

“Notwithstanding the foregoing, the Company may, at the election of the Board, grant Restricted Stock Awards (as defined below) to members of the Board in lieu of the Nonstatutory Stock Options provided for in this Section 6, subject to the limitations set forth in Section 4(c)(2). Such Restricted Stock Awards shall have the same terms and vesting provisions as set forth in Section 8.”

Except as aforesaid, the 2002 Plan shall remain in full force and effect.

Adopted by the Board of Directors on November 16, 2006

Approved by the Stockholders on February 16, 2007